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Exhibit 10.18

FORM OF FIRST FINANCIAL BANK
EXECUTIVE SURVIVOR INCOME AGREEMENT

        THIS EXECUTIVE SURVIVOR INCOME AGREEMENT (this "Agreement") is made as of this 2nd day of July, 2003 by and between First Financial Bank, a Pennsylvania-chartered bank with its main office in Downingtown, Pennsylvania (the "Bank"), and                        , the Bank's                        (the "Employee").

        WHEREAS, to encourage the Employee to remain an employee of the Bank, the Bank is willing to provide benefits to the Employee's beneficiary(ies) (1) if the Employee dies before age 85 but while employed by the Bank, or (2) if the Employee dies before age 85 but after having terminated employment on or after Retirement Age or because of Disability, or if the Employee dies before age 85 but after Termination of Employment within 12 months after a Change in Control. The Bank will pay the benefits from its general assets, but only so long as one of its general assets is a life insurance policy on the Employee's life

AGREEMENT

        The Employee and the Bank agree as follows:

Article 1
Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1   "Change in Control" means the definition of Change in Control specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Employee and the Bank. If the Employee is not a party to an employment or severance agreement containing a definition of Change in Control. Change in Control means any of the following events occur—

          (a)   Merger: Chester Valley Bancorp Inc., a Pennsylvania corporation of which the bank is a wholly owned subsidiary (the "Company"), merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

          (b)   Acquisition of Significant Share Ownership: after the date of this Agreement a person becomes or persons acting in concert become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities. A person shall be considered a beneficial owner of voting securities if the person has or shares voting power over the securities, including the power to vote or to direct the voting of the securities, or investment power, including the power to dispose or to direct the disposition of the securities, whether voting power, investment power, or both are held directly or indirectly or arise by contract, arrangement, understanding, relationship, or otherwise. Persons shall be considered to be acting in concert and therefore to be beneficial owners of the Company's voting securities if they agree to act together for the purpose of acquiring, holding, voting, or disposing of the securities, or if under Federal Reserve Board rules they are presumed to be acting in concert,

          (c)   Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that—for purposes of this paragraph (c)—each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

          (d)   Sale of Assets: The Company sells to a third party all or substantially all of the Company's assets. For this purpose, sale of all or substantially all of the Company's assets includes sale of the shares or assets of the Bank alone.

        1.2   "Disability" means the Employee suffers a sickness, accident, or injury that is determined by the carrier of any individual or group disability insurance policy covering the Employee, or by the Social Security Administration, to be a disability rendering the Employee totally and permanently disabled. The Employee must submit proof to the Bank of the carrier's or the Social Security Administration's determination upon the request of the Bank.

        1.3   "Good Reason" means the definition of good reason specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Employee and the Bank. If the Employee is not a party to an employment or severance agreement containing a definition of good reason, good reason means the occurrence of any of the events or conditions described in clauses (a) through (e) hereof without the Employee's express written consent—

          (a)   a material reduction in the Employee's title or responsibilities,

          (b)   a reduction in base salary as in effect on the date of a Change in Control,

          (c)   relocation of the Bank's principal executive offices, or requiring the Employee to change his or her principal work location, to any location that is more than 30 miles from the location of the Bank's principal executive offices on the date of this Agreement,

          (d)   the failure by the Bank to continue to provide the Employee with compensation and benefits substantially similar to those provided to him or her under any of the employee benefit plans in which the Employee becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him or her at the time of the Change in Control, or

          (e)   the failure of the Bank to obtain a satisfactory agreement from any successor or assignee of the Bank to assume and agree to perform this Agreement.

        1.4   "Retirement Age" means the Employee's 62nd birthday, provided that the Employee has at least five years of service with the Bank on that date. If the Employee does not have five years of service with the Bank by the date of the Employee's 62nd birthday, Retirement Age means such later date on which the Employee has five years of service with the Bank, provided that such later Retirement Age occurs before the Employee reaches age 85. For purposes of this Agreement, years of service means the total number of consecutive 12-month periods during which the Employee shall have served as an employee of the Bank, including years of service before the date of this Agreement.

        1.5   "Termination for Cause" means the definition of termination for cause specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Employee and the Bank. If the Employee is not a party to an employment or severance agreement containing a definition of termination for cause. Termination for Cause means the Bank has terminated the Employee's employment for any of the following reasons—

          (a)   Gross negligence or gross neglect of duties,

          (b)   Commission of a felony or of a misdemeanor involving moral turpitude, or

          (c)   Fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Employee's employment and resulting in an adverse effect on the Bank.

        1.6   "Termination of Employment" with the Bank means that the Employee shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Employee or the date of termination of the Employee's employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

Article 2
Entitlement to Benefit

        2.1    Pre-Termination of Employment Survivor Income Benefit.    If the Employee dies in active service to the Bank, the Bank shall pay to the Employee's designated beneficiary a survivor income benefit of $                        , provided the Employee's death occurs before reaching age 85. The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Employee's death.

        2.2    Disability Benefit.    If the Employee terminates employment due to Disability, the Bank shall pay to the Employee's designated beneficiary in a single lump sum the survivor income benefit described in Section 2.5 if the Employee dies before reaching age 85.

        2.3    Change in Control Benefit.    If the Employee's employment with the Bank terminates involuntarily within 12 months after a Change in Control (excepting Termination for Cause) or if the Employee terminates employment voluntarily for Good Reason within I2 months after the Change in Control, the Bank shall pay the Employee's designated beneficiary the survivor income benefit described in Section 2.5 if the Employee dies before reaching age 85.

        2.4    Retirement Benefit.    If the Employee terminates employment on or after the Retirement Age, the Bank shall pay to the Employee's designated beneficiary in a single lump sum the survivor income benefit described in Section 2.5 after the Employee's death, provided the Employee dies before reaching age 85.

        2.5    Amount of Benefits.    If the Employee was no longer employed by the Bank at the time of death but benefits are nevertheless payable under Section 2.2, 2.3, or 2.4, the Bank shall pay to the Employee's beneficiary a survivor income benefit of $                        . The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Employee's death. If the Employee dies after reaching age 85, no survivor income benefits shall be payable under this Agreement.

Article 3
Beneficiaries

        3.1    Beneficiary Designations.    The Employee shall designate a beneficiary by filing a written designation with the Bank. The Employee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Employee or if the Employee names a spouse as beneficiary and the marriage is subsequently dissolved. If the Employee dies without a valid beneficiary designation, all payments shall be made to the Employee's estate.

        3.2    Facility of Payment.    If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 4
General Limitations

        4.1    Termination for Cause.    Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment is due to the Employee's actions resulting in Termination for Cause.

        4.2    Suicide or Misstatement.    The Bank shall not pay any benefit under this Agreement if the Employee commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Employee has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Employee.

        4.3    Removal.    If the Employee is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818 (e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

        4.4    Default.    Notwithstanding any provision of this Agreement to the contrary, if the Bank is in "default" or "in danger of default", as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

        4.5    Termination of Participation.    The Employee's rights under this Agreement shall cease when the Employee's employment with the Bank terminates, except as provided in Section 2.2 (termination because of Disability), Section 2.3 (termination within 12 months after a Change in Control), or Section 2.4 (termination on or after the Retirement Age).

Article 5
Claims and Review Procedures

        5.1    Claims Procedure.    A participant or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

          5.1.1    Initiation—Written Claim.    The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

          5.1.2    Timing of Bank Response.    The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          5.1.3    Notice of Decision.    If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

            (a)   The specific reasons for the denial,

            (b)   A reference to the specific provisions of the Agreement on which the denial is based,

            (c)   A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

            (d)   An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

            (e)   A statement of the claimant's right to bring a civil action under ERISA (Employee Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

        5.2    Review Procedure.    If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

          5.2.1    Initiation—Written Request.    To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

          5.2.2    Additional Submissions—Information Access.    The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          5.2.3    Considerations on Review.    In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          5.2.4    Timing of Bank Response.    The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          5.2.5    Notice of Decision    The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

            (a)   The specific reasons for the denial,

            (b)   A reference to the specific provisions of the Agreement on which the denial is based,

            (c)   A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

            (d)   A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 6
Miscellaneous

        6.1    Amendments and Termination.    The Bank may amend or terminate this Agreement at any time if, because of legislative, judicial, or regulatory action, continuation of the Agreement would (a) cause benefits to be taxable to the Employee prior to actual receipt, or (b) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits).

        6.2    Binding Effect.    This Agreement shall bind the Employee and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

        6.3    No Guarantee of Employment.    This Agreement is not a contract of employment. It does not give the Employee the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Employee. This Agreement does not affect the employment status of the Employee, whether the Employee is an employee at will or otherwise. It also does not require the Employee to remain an employee nor interfere with the Employee's right to terminate employment at any time.

        6.4    Non-Transferability.    Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

        6.5    Successors; Binding Agreement.    By an assumption agreement in form and substance satisfactory to the Employee, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

        6.6    Tax Withholding.    The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        6.7    Applicable Law.    Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such state.

        6.8    Unfunded Arrangement.    The Employee's beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Employee's life is a general asset of the Bank to which the Employee and the Employee's beneficiary(ies) have no preferred or secured claim.

        6.9    Entire Agreement.    This Agreement constitutes the entire agreement between the Bank and the Employee as to the subject matter hereof. No rights are granted to the Employee's beneficiary by this Agreement other than those specifically set forth herein.

        6.10    Administration.    The Bank shall have all powers necessary to administer this Agreement, including but not limited to:

          (a)   Interpreting the provisions of this Agreement,

          (b)   Establishing and revising the method of accounting for this Agreement,

          (c)   Maintaining a record of benefit payments, and

          (d)   Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

        6.11    Named Fiduciary.    For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

        6.12    Severability.    If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

        6.13    Headings.    The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

        6.14    Notices,    All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

    (a)
    If to the Bank, to:
    Board of Directors
    First Financial Bank
    100 East Lancaster Avenue
    Downingtown, Pennsylvania 19335

    (b)
    If to the Employee, to:

  and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

        IN WITNESS WHEREOF, the Employee and a duly authorized Bank officer have executed this Agreement as of the date first written above.

EMPLOYEE:	BANK: First Financial Bank
[Name of Employee]	By:
Its:

BENEFICIARY DESIGNATION

FIRST FINANCIAL BANK
EXECUTIVE SURVIVOR INCOME AGREEMENT

        I designate the following as beneficiary of benefits under this Agreement payable following my death:

Primary:
Contingent:
Note:
To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

        I understand that I may change these beneficiary designations by filing a new written designation with the Bank, I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Date:

        Received by the Bank this day of                        , 2003.

By:
Title:

QuickLinks

  Exhibit 10.18
FORM OF FIRST FINANCIAL BANK EXECUTIVE SURVIVOR INCOME AGREEMENT
AGREEMENT
Article 1 Definitions
Article 2 Entitlement to Benefit
Article 3 Beneficiaries
Article 4 General Limitations
Article 5 Claims and Review Procedures
Article 6 Miscellaneous
BENEFICIARY DESIGNATION FIRST FINANCIAL BANK EXECUTIVE SURVIVOR INCOME AGREEMENT